Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Personal addresses have been redacted and are marked with “[***]”.

Steven Myhill-Jones c/o Daily Journal Corporation 915 East First Street Los Angeles, California 90012	October 30, 2026

RE: Daily Journal Corporation Compensation Agreement (this “Agreement”)

Dear Steven:

The Board of Directors of Daily Journal Corporation (the “Company”) is pleased to confirm (i) your continued employment at the Company’s subsidiary, Journal Technologies (Canada) Inc. (“JTI Canada”), and (ii) your service as the Company’s Chief Executive Officer during the Term (as defined below). You will continue to report to the Board of Directors and have such duties as are customarily performed by the chief executive officer of a public company, and such other duties and responsibilities as the Board of Directors may from time to time reasonably assign to you. All payments made to you hereunder will be paid less applicable withholdings and taxes.

Annual Base Salary:

Your annual base salary effective as of October 1, 2025 is USD $700,000 (“Base Salary”). This will be paid in accordance with JTI Canada’s normal payroll practices. You are not eligible for overtime pay.

Bonus Eligibility:

You will be eligible to receive an annual bonus (a “Bonus”) in the discretion of the Compensation Committee of the Board of Directors (the “Committee”). Bonuses are generally determined after the end of the fiscal year, and are based on Company results, personal performance, and other factors considered relevant by the Committee. As a guideline, the Committee will target a discretionary bonus of 50% of your Base Salary, but you may be awarded more or less than that amount in any given year. Bonuses are not guaranteed – your eligibility for a bonus and any amount you may receive may change from year to year. Further, you will not earn or be eligible to receive a bonus unless you are “actively employed” (as defined in the Termination provision below) from the beginning of the applicable fiscal year through the date bonuses are paid to Company employees generally.

Incentive Compensation:

You will be eligible to receive incentive compensation based on metrics determined by the Committee in advance of the applicable performance period set by the Committee in compliance with law (“Incentive Compensation”). In order to earn or be eligible to receive Incentive Compensation, in addition to the appliable performance criteria being met, you must be “actively employed” (as defined in the Termination provision below) from the beginning of the performance period through the end of the performance period. For fiscal years 2026 and 2027, the Incentive Compensation metrics are set forth on Appendix A.

Notwithstanding the foregoing, in the event of a termination by the Company without just cause, you shall remain eligible for a partial payment of the Incentive Compensation for the performance period during which the Term ends based on the actual performance of the Company for the entire performance period and prorated for the portion of the performance period during which you were employed, to be paid when similar incentive awards for that period are paid to other employees of the Company; provided, however, if Operating Income (or other applicable performance metric of the Company) is zero or negative for the performance period as of the beginning of the quarter in which the Term ends, then you shall not be entitled to a pro rated portion of the Incentive Compensation regardless of the Company’s performance for the full period.

Equity Compensation:

You will be eligible to receive grants from time to time under the Company’s 2024 Equity Incentive Plan (the “Plan”). In connection with your entry into this Agreement, the Committee will grant you 800 restricted stock units using the Company’s standard award agreement under the plan with one-half vesting on April 1, 2027 and the other half vesting on April 1, 2028, subject to your continued employment and the other conditions in the Plan and award agreement. Future awards are at the discretion of the Committee.

One-Time Award:

On the first regular payroll date of the Company following the date hereof, so long as you have not resigned your employment with the Company as of such date, the Company will pay you a one-time cash award in the amount of USD $475,000.

Paid Time Off:	You will be eligible to take paid time off on an annual basis consistent with JTI Canada’s policies, as in effect from time to time.
Employee Benefits:

You and your family will be eligible to participate in the standard group benefits program sponsored by JTI Canada, as it may be amended from time to time. Such benefits will be governed by the contracts with the applicable insurance providers. During the Term, you shall also be entitled to participate in any other fringe benefit programs established by the Company from time to time for its executives, in the manner and to the extent authorized by the Board of Directors.

Overtime Exempt:

It is understood that your position is excluded from Part 4 (pertaining to hours of work and overtime) of the British Columbia Employment Standards Act, RSBC 1996, c. 113, as amended or replaced. As such, your position is presently ineligible for overtime pay.

Reimbursements:

You will also be reimbursed for any reasonable out-of-pocket business expenses in accordance with the Company’s expense reimbursement policy. You will also be reimbursed for any reasonable out-of-pocket professional fees incurred in connection with their advice on cross-border tax, immigration, payroll and employment compliance issues.

Termination:

he “Term” of this Agreement shall begin on the date hereof and end when you are no longer employed by the Company, JTI Canada or any of their affiliates for any reason. Either you or the Company may terminate your employment at any time; provided, however, if you desire to terminate your employment, you agree to use reasonable efforts to provide notice of the effectiveness of that termination no less than six months’ in advance; provided, further, that the failure to provide such notice due to illness, incapacity, family emergency, death of an immediate family member or other circumstance beyond your reasonable control shall not constitute a breach of this Agreement. Nothing in this Agreement creates or implies a contract for a term of employment for a specific period of time. Notwithstanding anything to the contrary in this Agreement, your rights to compensation upon the termination of your employment shall be governed by this section.

Upon the termination of your employment due to your resignation or death, or by the Company for just cause, the Company will pay you or your estate your (i) accrued and unpaid wages, (ii) accrued and unused paid time off and (iii) any reimbursement of business expenses in accordance with the Company’s expense reimbursement policy and (iv) any incentive compensation earned but unpaid for a completed performance period (the “Accrued Benefits”).

In the event that the Company terminates your employment without just cause, you shall be entitled to receive, in addition to the Accrued Benefits, and subject to the conditions set forth below:

•	The greater of:

○

The minimum period of advance written notice or pay in lieu of notice (or a combination of the two, in the Company’s discretion) required under applicable employment standards legislation, provided or paid as required by such legislation; or

○

An amount equal to (a) your average annual Base Salary, Bonus and Incentive Compensation (your annual “Cash Compensation”) earned during the applicable Lookback Period, payable over a 12-month period following the termination of your employment, in equal installments in accordance with JTI Canada’s normal payroll practices plus (b) any Incentive Compensation for the performance period in which your employment is terminated, as calculated in the Incentive Compensation section above (the “Severance Payments”).

•	Any other minimum entitlements required under applicable employment standards legislation, without duplication of the Severance Payments.

The “Lookback Period” shall be (i) if your termination occurs on or after the third anniversary of the date hereof, the three completed fiscal years immediately preceding the fiscal year in which the termination occurs, (ii) if your termination occurs on or after the second anniversary but before the third anniversary of the date hereof, the two completed fiscal years immediately preceding the fiscal year in which the termination occurs, and (iii) if the termination occurs before the second anniversary of the date hereof, the one completed fiscal year immediately preceding the fiscal year in which the termination occurs. The parties agree that neither the one-time award described above nor any equity compensation is included in the calculation of Cash Compensation, and that the Severance Payment calculated pursuant to clause (iii) of the Lookback Period definition is not technically an “average” because it is based on only one completed fiscal year.

As consideration for, and in order to be entitled to receive or continue to receive any Severance Payments in excess of your minimum statutory entitlements, you must execute a customary and reasonable release of claims (the “Release”), which Release will be provided to you on or within five days following the termination of your employment and must be executed, returned to the Company, and no longer subject to revocation (to the extent applicable) within the time period provided for in the Release. In addition, the continued payment of any Severance Payments in excess of your minimum statutory entitlements is subject to your continued compliance with your covenants in the NDA and Creations Agreement.

If you fail to execute the Release or comply with your obligations under the Release or the NDA and Creations Agreement, you will continue to receive any minimum entitlements required under applicable employment standards legislation, but will not receive any further installments of the Severance Payments or benefits nor any other compensation in lieu of these lost payments and benefits.

Except as minimally required by applicable legislation or described in this Agreement, and whether your employment ends due to resignation, death, termination for just cause, termination without just cause, or by operation of law, your rights and entitlements under any bonus, incentive, equity or other compensation, benefit or allowance plan or program will terminate effective on your last day of active employment with the Company. Further, except as minimally required by applicable legislation or otherwise expressly provided in this Agreement, you will not earn or be entitled to any prorated payments or vesting under any such plan or program, nor will you be entitled to any compensation in lieu of lost payments, participation or vesting. In the event of any inconsistency between this provision and the language of the applicable plan or program, this provision will prevail.

For the purposes of this Agreement, unless otherwise explicitly required by applicable legislation, “active employment” or a period during which you are “actively employed” excludes any period during which you receive, or are entitled to receive, pay in lieu of notice or any related damages or payments under statute, this Agreement, common law or otherwise; provided, however, that if the Company is required by applicable legislation to extend your participation, vesting, entitlements or eligibility under a JTI Canada or Company plan or program during a statutory notice period, your “active employment” will end on the last day of your minimum statutory notice period.

You agree that the entitlements described in this section fully satisfy the Company’s and JTI Canada’s obligations to you upon the termination of your employment, including in the event of a constructive dismissal (in which case, the “termination without just cause” provisions will apply). By voluntarily entering into this Agreement, you waive any claim to common law notice or pay in lieu. It is expressly understood that these termination provisions will apply throughout your employment, even if your position, duties and responsibilities or compensation change. Although you will not be entitled to any reasonable notice or entitlements, whether at common law or otherwise, except as set described above, in no event will your entitlements upon termination be less than those minimum entitlements set out in applicable employment standards legislation.

Change in Control:	If the Company experiences a Change in Control, the vesting of equity awards will accelerate to the extent set forth in the Plan and the applicable award agreements.
Non-Disclosure and Creations Agreement:

You hereby agree that you shall be bound in your personal capacity to the same terms and conditions as SMJ Holdings Inc. is bound by that certain Non-Disclosure and Creations Agreement, dated March 28, 2022, a copy of which is attached as Appendix B (the “NDA and Creations Agreement”), as if you were the “Service Provider” under the NDA and Creations Agreement, and the “Company” thereunder shall be deemed to include both the Company and JTI Canada. References herein to the NDA and Creations Agreement shall mean such agreement as applied to you in your personal capacity.

Nothing in this Agreement or the NDA and Creations Agreement prohibits or restricts you (or your attorney) from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other securities regulatory agency or authority, the Occupational Safety and Health Administration, any self-regulatory organization, or any other federal, provincial or state regulatory authority (“Government Agencies”). You further understand that you are free to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement and the NDA and Creations Agreement do not limit your right to receive an award for information provided to any Government Agencies.

Notice of Defend Trade Secrets Act of 2016:

Notwithstanding any provision of this Agreement or the NDA and Creations Agreement, (a) you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) if you file a lawsuit for retaliation by JTI Canada or the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

Additional Terms:

Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by an internationally recognized overnight courier service (costs prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses set forth the Address Schedule hereto and marked to the attention of the applicable Person(s) (or to such other address or Person as a party may designate by notice to the other parties).

Clawback Policy. You understand that, as required by law, the Company is obligated to clawback, and you are obligated to repay, any incentive compensation erroneously received by you with respect to the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Erroneous payments must be recovered even if there was no misconduct or failure of oversight on your part.

Entire Agreement; Amendments. This Agreement (including the Appendixes hereto) supersedes all prior agreements, whether written or oral, among the parties with respect to the subject matter of this Agreement and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to their subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties hereto.

Governing Law. Except for specific employment rights that are necessarily subject to the laws of the Province of British Columbia, this Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

Dispute Resolution. All disputes and disagreements between you and the Company arising under this Agreement shall be resolved pursuant to binding arbitration in accordance with the Dispute Resolution Agreement attached hereto as Appendix C (the “Arbitration Agreement”); provided, however, that the Arbitration Agreement shall not be interpreted as a waiver of any remedies or processes available under applicable legislation that cannot legally be waived.

Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms, and the word “or” is used in the inclusive sense as in “and/or.”

Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted electronically shall be deemed to be their original signatures for all purposes.

To acknowledge and accept the terms of this Agreement, please sign below, and return to the attention of Erik Nakamura and Mary Conlin.

*****

Sincerely, DAILY JOURNAL CORPORATION By: /s/ Mary Conlin Name: Mary Conlin Title: Director

JOURNAL TECHNOLOGIES (CANADA), INC. By: /s/ Erik Nakamura Name: Erik Nakamura Title: CFO

AGREED:

/s/ Steven Myhill-Jones

Steven Myhill-Jones

10/20/2026

[Signature Page to Compensation Agreement]

APPENDIX A

INCENTIVE COMPENSATION METRICS FOR FY 2026 AND FY2027

4% of Operating Income paid in cash, capped at 2x the Base Salary amount for the applicable fiscal year plus

1% of Operating Income paid in shares of vested common stock of the Company, capped at 400 shares for any one fiscal year

“Operating Income” means pre-tax operating income of the Company on a consolidated basis, determined in accordance with GAAP as reflected in the line item for “Income from operations” on the Company’s audited Consolidated Statement of Comprehensive Income for the applicable fiscal year, before deduction of the Incentive Compensation payable pursuant to this Appendix A, and excluding (i) the results of any business, entity or product line acquired or disposed of outside the ordinary course of business during the applicable fiscal year and (ii) the effects of any Extraordinary Events.

“Extraordinary Events” means any of the following items to the extent reflected in pre-tax operating income: (a) gains or losses on the sale or disposition of businesses, entities or product lines outside the ordinary course of business, (b) acquisition, integration and transaction-related expenses and purchase accounting adjustments, (c) restructuring, reorganization and facility closure costs, (d) effects of any changes in GAAP or Company accounting policies, (e) litigation or regulatory settlements or judgments outside the ordinary course of business, and (f) other unusual or infrequent items not reflective of ongoing operations, in each case as determined by the Committee in its good faith discretion.

The Committee shall have the authority to make the adjustments described above and to resolve any ambiguities in the application of this Appendix A in its good faith discretion

APPENDIX B

NDA AND CREATIONS AGREEMENT

NON-DISCLOSURE & CREATIONS ADDENDUM

This Non-Disclosure and Creations Addendum (the “Addendum”) adopts and incorporates by reference the terms and conditions, and forms part of, the Employment Agreement dated 10/20/2026 (the “Employment Agreement”) between yourself, Steven Myhill-Jones (the “Employee”) and Journal Technologies (Canada), Inc. (the “Company”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement. In consideration for the Company’s engagement of Employee as an employee pursuant to the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Confidential Information.

a.

“Confidential Information” shall mean information disclosed or otherwise made available to Employee by the Company, the Company’s parents, subsidiaries, or affiliates, or any of the Company’s customers or sources at any time (including prior to the date hereof) relating to such subjects as discoveries and developments of the Company (including its parents, subsidiaries and affiliates), research, inventions, improvements, patent applications, trademarks, specifications, designs, algorithms, techniques, methodologies, source and object code, software documentation, system and database architecture, data models and schemas, application programming interfaces, system configurations, and product roadmaps; information security materials, including security protocols, access controls, authentication and encryption methods, vulnerability and penetration-test results, security assessments, and audit logs; cost data, pricing and pricing models, financial information, proposals, bid and procurement materials, and contract terms; customer lists and customer and prospect information; trade secrets; information relating to the Company's customers (including justice and government agencies) and the data maintained in or processed by the Company's software, including case records, court records, criminal justice information, and the personal and sensitive personal information of individuals; any information marked or indicated as being confidential by the Company or its customers or sources; any information derived or deduced from any Confidential Information; and any other information that, by its nature or the circumstances of its disclosure, ought reasonably to be regarded as confidential.

b.

Confidential Information shall also specifically include, without limitation: (a) all information created or compiled by Employee for the Company in the course of the Employee’s work under the Employment Agreement; (b) information concerning any matters relating to the business operations of the Company, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes of production, and financial data; and (c) information relating to the Company’s customers.

c.

Employee acknowledges that, in the course of performing Employee's duties for the Company, Employee will have access to the confidential information and personal information of the Company's customers and their clients, end users, and other individuals, all of which is included within the definition of Confidential Information. Without limitation, Confidential Information includes any information relating to a customer of the Company or the services provided to such customer, including names, personal and personally identifying information, financial information, health information, addresses, email addresses, telephone numbers, documents, reports, notes, records, research, and any other data received from or relating to the Company's customers or their clients or end users.

d.

Employee may also receive Confidential Information directly from a customer's clients or end users, governmental or regulatory authorities, or other third parties. Such Confidential Information will, for purposes of this Addendum, be deemed to have been received from the Company's customer. Employee acknowledges that such information may include personal and sensitive personal information, including health information, the handling of which is subject to applicable privacy and data-protection laws. Employee agrees to handle all such information in accordance with applicable law, the Company's privacy and information-handling policies, and the terms of any agreement between the Company and its customers governing the protection of such information.

e.	Confidential Information Retained in Confidence. Employee hereby agrees to retain all Confidential Information in confidence pursuant to the following terms and conditions:

i.	Employee agrees to keep in confidence at all times all Confidential Information.

ii.

Employee agrees neither to disclose to anyone nor to directly or indirectly use any Confidential Information either during the term of the Employment Agreement or at any time thereafter, except as is necessary in the course of performing Employee’s duties for the Company, unless Employee has first obtained written permission from the Company.

iii.

Employee shall exercise reasonable care at all times to protect and guard all Confidential Information, and shall strictly comply with the Company’s security, confidentiality and information-handling policies as in effect from time to time. Without limiting the foregoing, Employee shall not (i) share access credentials; (ii) copy, store, or transfer Confidential Information to any personal or other non-Company-controlled device or account, except to the extent such Confidential Information is accessed through, or stored incident to Employee's use of, applications or accounts authorized by the Company and used in accordance with its policies, or (iii) remove Confidential Information from Company systems except as authorized by the Company, or as reasonably required to perform Employee's duties.

iv.

Except for the limited right to use Confidential Information as necessary to perform Employee's duties for the Company in accordance with the Employment Agreement, Employee acquires no right, title, or interest in or to any Confidential Information by reason of access to or use of it, whether it belongs to the Company or to a customer, source, or other third party. All Confidential Information is disclosed to Employee in confidence and in reliance on Employee's agreement to maintain it in confidence.

v.

If Employee is required by applicable law, regulation, or legal process to disclose any Confidential Information, Employee shall, to the extent legally permitted: (a) provide the Company with prompt written notice prior to disclosure so that the

Company may seek a protective order or other appropriate remedy, (b) disclose only that portion of the Confidential Information that Employee is legally required to disclose, and (c) use reasonable efforts to ensure that the disclosed information is afforded confidential treatment. Such information shall otherwise remain Confidential Information for all purposes of this Addendum.

vi.

Nothing in this Addendum prohibits Employee from disclosing information to the extent protected or required under applicable law, including any applicable human rights, employment standards, occupational health and safety, or whistleblower legislation.

2.	Creations; Rights in Work Produced by Employee

a.

Nothing in this Addendum shall prohibit or restrict Employee from using or exploiting any general know-how, logic, concepts or techniques acquired by Employee at any time, provided such know-how, logic, concepts or techniques are not part of the Confidential Information or any Creations.

b.

Inventions, Creations and Works of Authorship Belong to the Company. Employee agrees that the Company is the owner of all right, title and interest in and to all computer programs, including any software code, enhancements and modifications, all files, including input and output materials, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks and all other storage media except hard drives owned by Employee); all materials related to the foregoing; and all other inventions, discoveries, concepts, trademarks, improvements, information, compilations, lists, or other creations, which Employee conceives, develops or reduces to practice (i) as part of Employee's work under this Employment Agreement or (ii) using any of the Company’s equipment, supplies or Confidential Information (hereinafter collectively "Creations").

c.

Employee acknowledges and agrees that all copyrightable Creations shall be the sole and exclusive property of the Company. To the extent that any such Creations do not automatically vest in the Company, Employee hereby irrevocably assigns to the Company all right, title and interest, including all copyrights, in and to such Creations, without further compensation. Employee also irrevocably waives, in favor of the Company and its successors, assigns and licensees, all moral rights that the Employee may have in such Creations.

d.

Employee acknowledges and agrees that all patentable Creations shall be the sole and exclusive property of the Company and that all patents to such Creations shall belong to the Company. To the extent that Employee has any claims to such Creations or any rights therein, Employee hereby assigns all such rights, including patent rights, in and to these Creations, to the Company, without further compensation.

e.

Employee further agrees to: (i) disclose promptly to the Company all Creations that Employee has made or may make while engaged by the Company; (ii) assign and transfer all such Creations to the Company; and (iii) execute and sign all applications, assignments, or other documents that the Company may deem desirable in order to enable the Company, at the Company’s expense, to apply for, prosecute and obtain copyrights, patents and other proprietary rights in the United States, Canada, Australia and other countries in and to any Creations, and in order to transfer to the Company right, title and interest in and to any Creations.

f.

Designation of the Company as Agent. Employee hereby irrevocably designates the Company as Employee's duly authorized agent with respect to all Creations, and authorizes the Company to sign all applications, assignments, or other documents, in Employee's name and on Employee's behalf, that the Company may deem desirable in order to enable the Company to apply for, prosecute and obtain copyrights, patents and other proprietary rights in the United States, Canada, Australia and other countries in and to any Creations, and in order to transfer to the Company right, title and interest in and to any Creations, provided that the Company shall provide a copy of all such applications, assignments and documents to Employee.

g.

Employee Intellectual Property. Employee and Employee’s licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to all documents, data, know-how, methodologies, software and other materials provided by or used by Employee in connection with performing duties for the Company, in each case developed by Employee prior to the commencement or independently of this Addendum, or that are independently developed without use of the Company’s resources and are unrelated to the business of the Company (the "Employee IP"), including all intellectual property rights therein. Employee hereby grants the Company a non-exclusive, irrevocable, perpetual, transferable, royalty-free, worldwide, sublicensable license to use any Employee IP to the extent incorporated in, combined with, or otherwise necessary for the use of any work product delivered to the Company by the Employee, solely to the extent reasonably required in connection with the Company’s use of such work product. All other rights in and to the Employee IP are expressly reserved by Employee.

3.

Warranty by Employee. Employee represents, warrants and covenants that all Creations that Employee has made or may make during the term of this Addendum do not and will not comprise or contain any trade secrets or confidential information of any person or entity other than Employee and the Company, and that the making, use, sale, copying, publication, or disclosure of such Creations does not and will not infringe the intellectual property rights of any person or entity (other than Employee and the Company). Employee further represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from complying with any obligations hereunder.

4.

Destruction or Return of Material. Employee agrees that upon termination of Employee’s employment with the Company, or at any time upon request of the Company, Employee shall destroy or erase all documents, disks and other computer media, memoranda, notes, records, plans, specifications and any other material in Employee's possession or under Employee's control that may contain or be derived from any Creations or Confidential Information and certify in writing that such erasure or destruction has occurred, provided that if the Company requests that such material and all copies thereof be returned to the Company rather than destroyed, Employee agrees to return all such material and copies thereof to the Company. Notwithstanding the foregoing, Employee may retain (i) a copy of this Addendum and the Employment Agreement, together with records relating to Employee's own compensation and terms of employment, and (ii) any material that Employee is required by applicable law to retain, provided that Employee's obligations under this Addendum continue to apply to any material so retained.

5.

Effect of Invalidity. If any provision of this Addendum, as applied to any party or to any circumstances, is adjudged by a court or tribunal of competent jurisdiction to be invalid or unenforceable, that adjudication shall not affect any other provision of this Addendum, the application of that provision to any other circumstances, or the validity or enforceability of this Addendum as a whole. Any such invalid or unenforceable provision shall be severed, and the remaining provisions shall continue in full force and effect as if the severed provision had not been included. This Section supplements, and is intended to be read consistently with, any severability provision in the Employment Agreement.

By signing below, I acknowledge that I have read, understood, and agree to this Addendum.

Full name: Steven Myhill-Jones

Employee signature: /s/ Steven Myhill-Jones

Employee signature date: 10/20/2026

APPENDIX C

ARBITRATION AGREEMENT

DISPUTE RESOLUTION AGREEMENT CANADA

1.

Agreement to Arbitrate (Where Permitted by Law). I and Journal Technologies, Inc. (the “Company”) agree that, to the maximum extent permitted by applicable law, any dispute arising out of or relating in any way to my employment or the termination of my employment shall be resolved by final and binding arbitration. Where applicable law permits, I and the Company each waive the right to bring such claims in a court of law or to have a trial before a judge or jury.

2.

Scope of Covered Claims. This Agreement applies to all disputes arising out of or relating to my employment or the termination of my employment, including but not limited to claims for wrongful dismissal or termination, constructive dismissal, discrimination, harassment, retaliation, breach of contract, compensation or wage-related claims, and any statutory, common law, or equitable claims. This Agreement also applies to claims the Company may bring against me.

3.

Preservation of Statutory Rights. Nothing in this Agreement is intended to limit, waive, or exclude any minimum employment standards, human rights protections, or other rights or remedies that cannot be waived or required to be resolved exclusively by arbitration under applicable law. For greater certainty, this Agreement does not prevent me from:

•	filing or pursuing a complaint with any government, regulatory, or administrative body, including any employment standards authority or human rights tribunal; or

•	pursuing any claim in a court or tribunal where arbitration cannot be lawfully required.

4.

Individual Proceedings (Where Permitted). To the extent permitted by applicable law, the parties agree that disputes shall be resolved on an individual basis and not as part of any class, collective, or representative proceeding. If applicable law does not permit such a limitation, this provision shall be modified or severed only to the minimum extent necessary.

5.	Arbitration Procedure. Where arbitration is permitted, it shall:

•	take place in the province in which I primarily perform work, unless otherwise agreed;

•

be conducted before a mutually agreed upon neutral and independent arbitrator, who is a lawyer or retired judge experienced in employment law in the province where I primarily perform work, except as otherwise agreed by the parties or where the arbitrator is appointed in accordance with applicable arbitration legislation;

•	be conducted in a manner that is fair, efficient, and proportionate to the nature and complexity of the dispute, including reasonable rights to disclosure and the presentation of evidence.

6.

Costs of Arbitration. The Company will bear the arbitrator’s fees and the administrative costs of arbitration, except to the extent a different allocation is required or expressly permitted by applicable law or ordered by the arbitrator after the hearing. I will not be required to pay fees or costs as a condition of initiating arbitration that are greater than the fees required to commence a court proceeding for the same claim. The parties agree that this Agreement is intended to provide a fair, accessible, and efficient process for resolving disputes and shall not operate to prevent or materially impair the ability to pursue a claim.

7.

Remedies and Decision. Where arbitration is permitted, the arbitrator shall have authority to award any remedy or relief that would otherwise be available under applicable law in a court or other lawful forum for the arbitrable claim. The arbitrator shall provide a written decision with reasons.

8.

Resolution Short of Arbitration. Before commencing arbitration, either party may provide written notice of the dispute, and the parties will attempt in good faith to resolve the matter informally within fourteen (14) days. This paragraph does not apply where applicable law requires immediate access to a court, tribunal, or administrative body, and does not extend any limitation period unless the parties agree in writing.

9.

Confidentiality. To the extent permitted by law, the arbitration proceedings, filings, and award shall be confidential, except as disclosure is reasonably necessary to obtain legal, tax, or professional advice, to enforce or challenge the award, to comply with law, or to pursue or respond to any government, regulatory, tribunal, or court proceeding.

10.

Interim Relief. Nothing in this Agreement prevents either party from seeking temporary, interim, or injunctive relief from a court of competent jurisdiction where such relief is reasonably necessary to protect confidential information, intellectual property, or other legitimate interests pending arbitration.

11.	Governing Law. This Agreement shall be governed by the laws of the province in which I primarily perform work, together with applicable federal laws, including applicable arbitration legislation.

12.

Severability and Modification. If any provision of this Agreement is found to be invalid or unenforceable, it shall be modified or severed only to the minimum extent necessary to comply with applicable law, and the remainder shall remain in full force and effect.

13.	Survival. This Agreement survives the termination of employment.

14.	No Change to Employment Relationship. Nothing in this Agreement alters the terms of my employment or any statutory protections applicable to my employment.

15.	Acknowledgment. I acknowledge that I have had the opportunity to review this Agreement, ask questions, and seek independent legal advice prior to signing, and that I enter into it voluntarily.

Employee signature: /s/ Steven Myhill-Jones

Employee signature date: 10/20/2026

ADDRESS SCHEDULE

Steven Myhill-Jones

[***]

Daily Journal Corporation

Journal Technologies (Canada) Inc.

701-1803 Douglas Street

Victoria, BC V8T 5C3